Exhibit 99.1

Uranium Resources, Inc. Reports Third Quarter 2008 Results

Recent rapid decline in uranium prices driving near term strategic decisions

LEWISVILLE, Texas--(BUSINESS WIRE)--November 10, 2008--Uranium Resources, Inc. (NASDAQ: URRE) (URI), a uranium exploration, development and production company, announced today its financial results for the third quarter of 2008, which ended September 30, 2008.

Revenue for the third quarter of 2008 was $4.0 million, a $6.4 million decrease compared with $10.4 million during the third quarter of 2007, as fewer pounds were sold at a lower price per pound. The net loss for the third quarter of 2008 was $14.0 million, or ($0.25) per diluted share, compared with net income of $2.2 million, or $0.04 per diluted share, in the same period last year, primarily due to lower revenue, increased per pound cost of uranium sold, a $10.9 million impairment charge based on the determination that the carrying value of the Company’s uranium properties exceeded their fair market value, and $1.0 million in exploration costs incurred at the Company’s South Texas properties.

Dave Clark, president and CEO of URI, commented, “Similar to the uranium industry as a whole, we are challenged with higher costs and declining prices. We are also addressing a declining producible reserve base and less prolific ore bodies. Strategically, we are evaluating the best use of our cash, the value of producing our uranium resources in this environment, and how the Company should be positioned when uranium prices recover.”

Sales and Cost of Sales

During the quarter, URI sold 66,300 pounds of uranium, a 48.1% decrease from the 127,800 pounds of uranium sold in last year’s third quarter. URI received an average selling price per pound of $60.71 in the third quarter of 2008 down significantly from an average per pound price of $81.25 in the 2007 quarter. The average direct cost of pounds sold in the 2008 third quarter was $54.69, compared with an average cost of $26.80 in last year’s third quarter. Direct cost of uranium production sold includes operating expense and depreciation, depletion and amortization (DD&A), but excludes royalties and commissions.

Mr. Clark said, “While uranium prices have declined, the more recent wellfields that we have brought on line this year have been of lower grade and had lower levels of recovery than previous wellfields resulting in lower production levels and higher production costs in both dollars spent and on a per pound basis. Falling prices and rising costs have led to a decline in margins to a level that we believe does not justify further wellfield development at any of our projects and, therefore, we have deferred all activities for delineating or developing wellfields until a stronger pricing environment is realized.”

Cash Management Discipline

URI has implemented an aggressive cost reduction plan which began in June 2008, which included a significant workforce reduction, the closure of the Company’s Corpus Christi and Albuquerque, New Mexico offices. At the end of the quarter, URI had 86 full time equivalent employees down from 190 in May. As a result, general and administrative expenses for the 2008 third quarter were $2.0 million, 44.4% below last year’s third quarter general and administrative expenses of $3.6 million and down $1.0 million from the trailing second quarter. Declines in spending were related to lower legal and accounting fees, consulting and professional services fees and non-cash stock compensation expense. Approximately $1.0 million of exploration expenses were incurred in the 2008 third quarter, compared to none in the third quarter of 2007.

Cash at the end of the quarter was $13.0 million, up from $9.3 million at the end of last year but below $16.0 million at June 30, 2008. During the current quarter, cash used in operations was $1.7 million. An additional $1.5 million of capital investment in property, plant and equipment was primarily for development and wellfield delineation at Rosita and Rosita South. In the 2007 third quarter, the Company generated $7.3 million in cash from operations and invested $8.2 million, primarily in property, plant and equipment.

Third Quarter Production

URI produced 62,700 pounds of uranium during the third quarter of 2008 compared with 103,800 pounds produced during the prior year’s third quarter and 113,500 pounds produced during the 2008 trailing second quarter. The decline in production for the current quarter was due to aging wellfields and lower production from current wellfields. Production costs for the quarter were $68.52 per pound compared with $28.41 pound in the same quarter of 2007 and $40.03 in the trailing second quarter of 2008. Production costs include operating expenses and DD&A.

The Rosita wellfield, where oxygen injection started in June 2008, resulted in low levels of production using our standard in-situ recovery mining techniques. In late July, URI began employing a series of alternative operational strategies including the use of various oxidants in an attempt to improve recovery levels. In conjunction with this evaluation, a program of well reversals, where injection and extraction wells are alternated, was utilized. While these tests did improve production over previous levels, the higher cost of production combined with lower uranium prices did not allow the operation to continue on a positive cash basis and production was suspended. Although technically challenging, the Company believes the reserves from this wellfield can be produced economically at higher prices.

Production for the third quarter of 2008 was comprised of 9,800 pounds from Vasquez, 45,200 pounds from Kingsville Dome and 7,700 pounds from Rosita compared with 5,800 and 98,000 from Vasquez and Kingsville Dome, respectively, during last year’s third quarter.

Production & Sales Summary	Q3 2008	Q2 2008	Q1 2008	Q4 2007	Q3 2007

Pounds U3O8 produced	62,700	113,500	83,400	68,000	103,800
Production cost per pound	$68.52	$40.03	$49.78	$45.72	$28.41

Pounds U3O8 sold	66,300	99,400	81,100	113,000	127,800
Direct cost of sales per pound	$54.69	$41.52	$50.02	$38.72	$26.80

Average selling price per pound	$60.71	$66.41	$70.66	$72.72	$81.25

Overview and Outlook

At September 30, 2008, the Company had five operating wellfields: three at Kingsville Dome, one at Vasquez and one at Rosita. As of the end of October 2008, one wellfield at Kingsville Dome was shutdown after the depletion of reserves; as was the last wellfield at Vasquez. The Vasquez project has been depleted of economically recoverable reserves. As previously mentioned, the Rosita wellfield was shut-in during October due to lack of economic feasibility in the current price environment.

As of the fourth quarter 2008, two wellfields remain in operation. By the end of the first quarter of 2009, URI expects these wellfields will be depleted and it does not plan to develop additional wellfields until there is a recovery in uranium prices. For the period October 1, 2008 through the end of the first quarter of 2009, the Company anticipates production will be approximately 45,000 to 60,000 pounds.

With the recognition that production and prices were declining during the second quarter of 2008, URI began to reduce its cost structure and reduced its employee base while implementing tighter spending controls and reducing public and government relations activities in New Mexico and Texas. As of mid October, it had reduced hourly and salary employment from 190 in May down to 86. Some of the effects of this activity were realized in lower general and administrative costs in the third quarter of 2008. Since September, and the rapid descent of uranium prices, the Company made the recent decisions to produce out the remaining operating wellfields and further reduce costs. URI’s near term plans are to operate with a core group of key employees that will focus on reclamation, maintenance and regulatory requirements.

Mr. Clark concluded, “For the long term, we believe that the strong fundamentals of the uranium market will lead to a substantial recovery of prices over the next several years. Rising demand and the consumption of inventories will lead to a measurable increase in the demand for primary production in the next 20 years. To that end, we have adjusted our activities for the near term in order to be in a strong position to achieve our strategic goals in the long term. We will make internal operational changes to be able to move quickly to capitalize on our assets as the uranium market improves. Our objective is to reduce our cash requirements to a level that allows us to sustain our reclamation activities, continue our asset management and implement structural changes as needed without requiring the capital markets over the next eighteen to twenty-four months.”

Nine-Month Review

Revenue for the first nine months of 2008 was $16.4 million, down from $22.9 million during the same period in 2007. URI sold 246,800 pounds of uranium, at an average selling price of $66.28, during the current nine-month period, compared with 321,900 pounds, at an average selling price of $71.22 during the comparable period of 2007. The average cost of pounds sold in the first nine months of 2008 was $47.86, compared with $31.28 in the same period of 2007.

In the first nine months of 2008, URI produced 259,600 pounds of uranium compared with 348,600 pounds of uranium in the first nine months of 2007. Of this production, 33,800 pounds were produced at Vasquez, 218,100 pounds were produced at Kingsville Dome and 7,700 pounds were from Rosita. The 2007 production included 70,300 pounds from Vasquez and 278,300 pounds from Kingsville Dome. Production costs for the nine-month periods of 2008 and 2007 were $50.04 and $30.05, respectively.

The net loss for the nine months ended September 30, 2008 was $18.9 million compared with net income of $1.9 million in last year’s nine-month period, reflecting the lower uranium sales at a lower price, higher production costs and the write-off of costs associated with the terminated Rio Algom acquisition.

For the first nine months of 2008, cash provided by operations was $1.3 million compared with $10.3 million for the same period of 2007. Capital expenditures in the nine-month period were $9.9 million, primarily related to new wellfield delineation and development at Rosita and Kingsville Dome, as well as additional satellite plant construction at both sites, compared with $14.3 million in the 2007 period. Capital expenditures for the fourth quarter will be severely curtailed under the Company’s cost reduction program.

Teleconference and Webcast

The Company is hosting a teleconference and webcast at 11:00 a.m. ET on Monday, November 10, 2008. During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the third quarter and discuss URI’s corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (201) 689-8562 approximately 10 minutes prior to the call. Alternatively, it can be listened to at the Company’s website at www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

An archive of the teleconference can also be heard by calling (201) 612-7415 and entering account number 3055 along with conference ID number 301945. The telephonic replay will be available from 1:30 p.m. ET the day of the teleconference until 11:59 p.m. Monday, November 17, 2008. The archived webcast will be at www.uraniumresources.com. A transcript of the call will also be posted, once available.

ABOUT URANIUM RESOURCES, INC.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

TABLES FOLLOW.

URANIUM RESOURCES, INC. CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
	September 30, 2008	December 31, 2007

Current assets:
Cash and cash equivalents	$13,002,026	$9,284,270
Receivables, net	1,976,979	2,652,574
Uranium inventory	1,928,640	748,452
Prepaid and other current assets	301,531	720,357
Total current assets	17,209,176	13,405,653

Property, plant and equipment, at cost:
Uranium properties	83,228,817	85,525,808
Other property, plant and equipment	966,317	821,811
Less-accumulated depreciation, depletion and impairment	(62,942,204)	(55,736,530)
Net property, plant and equipment	21,252,930	30,611,089

Other assets	4,275,543	2,837,064
Long-term investment:
Certificates of deposit, restricted	6,591,323	6,083,076
	$49,328,972	$52,936,882

Current liabilities:
Accounts and short term notes payable	$1,320,273	$2,157,475
Current portion of restoration reserve	1,438,187	1,124,504
Royalties and commissions payable	861,149	1,131,636
Accrued interest and other accrued liabilities	647,274	709,400
Current portion of long-term debt	172,795	210,616
Total current liabilities	4,439,678	5,333,631

Other long-term liabilities and deferred credits	5,236,294	4,097,327

Long term capital leases, less current portion	355,288	178,665
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2008—55,885,549; 2007—52,305,129	55,924	52,343
Paid-in capital	146,212,708	131,282,687
Accumulated deficit	(107,411,502)	(88,448,353)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	38,847,712	42,877,259
	$49,328,972	$52,936,882

URANIUM RESOURCES, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Uranium sales	$4,024,558	$10,387,408	$16,354,497	$22,924,284
Total revenue	4,024,558	10,387,408	16,354,497	22,924,284
Costs and expenses:
Cost of uranium sales
Royalties and commissions	368,880	1,296,644	1,505,637	2,717,586
Operating expenses	1,751,642	1,998,220	5,689,674	5,341,294
Accretion/amortization of restoration reserve	203,876	126,119	588,504	433,320
Depreciation and depletion	1,874,281	1,428,387	6,119,106	4,726,400
Impairment of uranium properties	10,935,498	—	11,231,615	—
Exploration expenses	961,717	—	1,220,056	—
Total cost of uranium sales	16,095,894	4,849,370	26,354,592	13,218,600
Earnings (loss) from operations before corporate expenses	(12,071,336)	5,538,038	(10,000,095)	9,705,684

Corporate expenses—
General and administrative	2,041,836	3,575,420	7,831,654	8,266,664
Write-off of target acquisition costs	—	—	1,437,410	—
Depreciation	39,204	23,506	110,251	69,690
Total corporate expenses	2,081,040	3,598,926	9,379,315	8,336,354
Earnings (loss) from operations	(14,152,376)	1,939,112	(19,379,410)	1,369,330

Other income (expense):
Interest expense	(13,663)	(6,372)	(31,480)	(18,738)
Interest and other income, net	149,685	221,949	447,741	566,890

Net earnings (loss)	$(14,016,354)	$2,154,689	$(18,963,149)	$1,917,482

Net earnings (loss) per common share:
Basic	$(0.25)	$0.04	$(0.35)	$0.04
Diluted	$(0.25)	$0.04	$(0.35)	$0.03

Weighted average common shares and common equivalent shares per share data:
Basic	55,818,343	52,266,199	54,050,106	52,059,849
Diluted	55,818,343	56,020,832	54,050,106	55,867,860

URANIUM RESOURCES, INC. CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2008	2007
Net earnings (loss)	$(18,963,149)	$1,917,482
Reconciliation of net loss to cash provided by operations—
Accretion/amortization of restoration reserve	588,504	433,320
Depreciation and depletion	6,229,357	4,796,090
Impairment of uranium properties	11,231,615	—
Decrease in restoration and reclamation accrual	(497,554)	(982,220)
Stock compensation expense	1,846,990	3,191,867
Write-off of target acquisition costs	1,437,410	—
Other non-cash items, net	19,258	637,050

Effect of changes in operating working capital items—
(Increase) decrease in receivables	675,595	(1,701,457)
(Increase) decrease in inventories	(340,572)	177,357
(Increase) decrease in prepaid and other current assets	168,373	(681,566)
Increase (decrease) in payables, accrued liabilities and deferred credits	(1,130,440)	2,491,431
Net cash provided by operations	1,265,387	10,279,354

Investing activities:
Increase in certificates of deposit, restricted	(508,247)	(2,921,961)
Additions to property, plant and equipment—
Kingsville Dome	(3,362,839)	(5,658,840)
Rosita	(4,384,647)	(3,943,074)
Vasquez	(225,696)	(541,432)
Rosita South	(424,521)	(1,330,794)
Churchrock	(377,952)	(463,953)
Crownpoint	(102,473)	(127,726)
Other property and other assets	(1,035,908)	(2,246,267)
Net cash used in investing activities	(10,422,283)	(17,234,047)

Financing activities:
Payments on borrowings	(211,960)	(195,700)
Issuance of common stock, net	13,086,612	889,228
Net cash from financing activities	12,874,652	693,528
Net increase (decrease) in cash and cash equivalents	3,717,756	(6,261,165)
Cash and cash equivalents, beginning of period	9,284,270	20,176,771
Cash and cash equivalents, end of period	$13,002,026	$13,915,606

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
James M. Culligan, 716-843-3874
jculligan@keiadvisors.com
or
Uranium Resources, Inc.
Media:
April Wade, 505-440-9441
Vice President of Communications and Government Relations
awade@uraniumresources.com
or
David N. Clark, 972-219-3330
President and CEO